As filed with the Securities and Exchange Commission on July 13, 2018

Registration No. 333-225715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Pre-effective

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coastal Financial Corporation

(Exact name of registrant as specified in its charter)

Washington	6022	56-2392007
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5415 Evergreen Way

Everett, Washington 98203

(425) 257-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric M. Sprink

President and Chief Executive Officer

Coastal Financial Corporation

5415 Evergreen Way

Everett, Washington 98203

(425) 257-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III, Esq.
Michael P. Reed, Esq.
Aaron M. Kaslow, Esq.	Christopher J. DeCresce, Esq.
Stephen F. Donahoe, Esq.	Covington & Burling LLP
Kilpatrick Townsend & Stockton LLP	One CityCenter
607 14th Street, NW, Suite 900	850 Tenth Street, NW
Washington, DC 20005	Washington, DC 20001
Telephone: (202) 508-5800	Telephone: (202) 662-6000
Facsimile (202) 204-5600	Facsimile: (202) 662-6291

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	3,128,000	$15.00	$46,920,000	$5,842(3)

(1)	Includes 408,000 shares of common stock that the underwriters have the option to purchase from the registrant in this offering.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-225715) of Coastal Financial Corporation, as amended (the “Registration Statement”), is being filed solely for the purpose of re-filing Exhibit 10.23 as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, of the sale of our common stock, are as follows:

SEC registration fee	$5,842
FINRA filing fee	7,538
Listing fees and expenses	125,000
Transfer agent and registrar fees and expenses	10,000
Printing fees and expenses	150,000
Legal fees and expenses	660,000
Accounting expenses	225,000
Miscellaneous expenses	700,000

TOTAL	$1,883,380

*	To be furnished by amendment

Item 14.	Indemnification of Directors and Officers.

With the exception of internal claims (those brought against the Company or any person related to or associated with the Company), the Company is obligated under the Second Amended and Restated Articles of Incorporation to indemnify any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the Company or its shareholders or by any other party, by reason of the fact that the person is, as such terms are defined in the Second Amended and Restated Articles of Incorporation, a Director, Officer-Director, or Subsidiary Outside Director against judgements, penalties or penalty taxes, fines, settlements (even if paid or payable to the Company or its shareholders or to, as such term is defined in the Second Amended and Restated Articles of Incorporation, a Subsidiary Corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct adjudged by a court having jurisdiction, from which there is no further right to appeal, based upon clear and convincing evidence, or Finally Adjudged, to be an act or omission that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which the person is not legally entitled, or Egregious Conduct). Such expenses reasonably incurred will be paid or reimbursed by the Company, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of a written, unsecured promise by the person to repay such amount if, upon final adjudication, such person is not entitled to indemnification.

Our Second Amended and Restated Articles of Incorporation further provide that the Company will provide indemnification and advancement of expenses in connection with either an administrative proceeding or civil action instituted by a federal banking agency to the extent permitted, and in the manner prescribed by, any state or federal laws or regulations applicable to the Company, or any formal policies adopted by a regulatory agency having jurisdiction over the Company.

To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors and officers, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

Section 23B.08.320 of the Washington Business Corporation Act, as amended, provides that articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Second Amended and Restated Articles of Incorporation provide that no Director, Officer-Director, former Director or former Officer-Director will be personally liable to the Company or its shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of Article 10 of the Articles of Incorporation, unless the conduct is Finally Adjudged to be Egregious Conduct.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to our directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act, other than in connection with the transactions described herein that were exempt from registration.

Between January 1, 2015 and the filing of this registration statement, the Company granted options to purchase an aggregate of 406,879 shares of its common stock at exercise prices ranging from $6.25 to $7.20 per share under the 2006 Stock and Equity Compensation Option Plan.

On February 24, 2016, the Company granted 1,600 shares of restricted stock to an employee.

Between January 1, 2015 and the filing of this registration statement, the Company issued 27,408 shares of restricted stock under the Directors’ Stock Bonus Plan.

The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation.

On July 29, 2016, the Company issued a 5.65% Fixed-to-Floating Subordinated Note due 2026 in the aggregate principal amount of $10.0 million. The issuances of such security was made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits

Exhibit	Description

1.1	Form of Underwriting Agreement*

3.1	Second Amended and Restated Articles of Incorporation of Coastal Financial Corporation*

3.2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Coastal Financial Corporation*

3.3	Amended and Restated Bylaws of Coastal Financial Corporation*

4.1	Form of common stock certificate of Coastal Financial Corporation*

Certain instruments defining the rights of holders of long-term debt securities of the Company and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.

Exhibit	Description

5.1	Opinion of Kilpatrick Townsend & Stockton LLP*

10.1	2006 Stock Option and Equity Compensation Plan, as amended+*

10.2	Directors’ Stock Bonus Plan+*

10.3	2018 Omnibus Incentive Plan+*

10.4	Coastal Financial Corporation Annual Incentive Plan+*

10.5	Amended and Restated Employment Agreement by and among Coastal Financial Corporation, Coastal Community Bank, and Eric M. Sprink+*

10.6	Amended and Restated Change in Control Severance Agreement by and among Coastal Financial Corporation, Coastal Community Bank, and Joel Edwards+*

10.7	Commercial Real Estate Lease between JMHLS, LLC and Coastal Community Bank dated June 4, 2008*

10.8	First Amendment of Commercial Real Estate Lease between JMHLS, LLC and Coastal Community Bank dated March 26, 2018*

10.9	Lease dated October 21, 1996, between certain persons and Coastal Community Bank*

10.10	Lease Amendment 1.0 dated as of August 15, 2006, between certain persons and Coastal Community Bank*

10.11	Lease Amendment 2.0 dated as of March 31, 2008, between certain persons and Coastal Community Bank*

10.12	Lease Amendment 3.0 dated as of June 29, 2009, between certain persons and Coastal Community Bank*

10.13	Investment Agreement dated as of March 30, 2011, between Coastal Financial Corporation and Steven D. Hovde*

10.14	Investment Agreement dated as of March 30, 2011, between Coastal Financial Corporation and Montlake Capital II, L.P. and Montlake Capital II-B, L.P.*

10.15	Investment Agreement dated as of March 20, 2012, between Coastal Financial Corporation and Montlake Capital II, L.P. and Montlake Capital II-B, L.P.*

10.16	Investment Agreement dated as of March 30, 2011, between Coastal Financial Corporation and CJA Private Equity Financial Restructuring Master Fund I LP*

10.17	Investment Agreement dated as of March 20, 2012, between Coastal Financial Corporation and CJA Private Equity Financial Restructuring Master Fund I LP*

10.18	Investment Agreement dated as of April 6, 2012, between Coastal Financial Corporation and CJA Private Equity Financial Restructuring Master Fund I LP*

10.19	Investment Agreement dated as of April 13, 2012, between Coastal Financial Corporation and CJA Private Equity Financial Restructuring Master Fund I LP*

10.20	First Amendment to Investment Agreement dated as of May 9, 2018, between Coastal Financial Corporation and Steven D. Hovde*

10.21	First Amendment to Investment Agreements dated as of May 9, 2018, between Coastal Financial Corporation and Montlake Capital II, L.P. and Montlake Capital II-B, L.P.*

10.22	First Amendment to Investment Agreements dated as of May 9, 2018, between Coastal Financial Corporation and CJA Private Equity Financial Restructuring Master Fund I LP*

10.23	Program Agreement dated as of May 17, 2018 by and between Coastal Community Bank and Aspiration Financial, LLC#

21.1	Subsidiaries of Coastal Financial Corporation*

23.1	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5.1)*

23.2	Consent of Moss Adams LLP*

Exhibit	Description

24.1	Power of Attorney (included on signature page)*

*	Previously filed
+	Management contract or compensation plan or arrangement.
#	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Everett, Washington on the 13th day of July, 2018.

COASTAL FINANCIAL CORPORATION

By:	/s/ Eric M. Sprink
Eric M. Sprink President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Eric M. Sprink Eric M. Sprink	President, Chief Executive Officer and Director (principal executive officer)	July 13, 2018

/s/ Joel G. Edwards Joel G. Edwards	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)	July 13, 2018

* Andrew P. Skotdal	Director (Chairman)	July 13, 2018

* Christopher D. Adams	Director (Vice Chairman)	July 13, 2018

* Andrew R. Dale	Director	July 13, 2018

Name	Title	Date

* John M. Haugen, Jr.	Director	July 13, 2018

* Steven D. Hovde	Director	July 13, 2018

* Thomas D. Lane	Director	July 13, 2018

* Jack T. Thompson	Director	July 13, 2018

* Gregory A. Tisdel	Director	July 13, 2018

* By	/s/ Eric Sprink	July 13, 2018
Eric Sprink
Attorney-in-fact